AMENDMENT AGREEMENT NO. 1 TO AMENDED AND RESTATED SECURITY AGREEMENT

This AMENDMENT AGREEMENT NO. 1 TO AMENDED AND RESTATED SECURITY AGREEMENT (this “Amendment”) is made as of May 19, 2010, by and among (a) BARON SELECT FUNDS, on behalf of its series Baron Partners Fund, a Delaware statutory trust (the “Borrower”), (b) STATE STREET BANK AND TRUST COMPANY, as operations agent (hereinafter, in such capacity, the “Operations Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to an Amended and Restated Credit Agreement dated as of September 26, 2008 (as amended and in effect from time to time, the “Credit Agreement”) among the Borrower, the Lenders, the Operations Agent and the other parties thereto; and (c) STATE STREET BANK AND TRUST COMPANY in its capacity as Custodian (as defined in the Credit Agreement) (in such capacity, the “Custodian”).

WHEREAS, the Borrower, the Operations Agent and the Custodian are parties to that certain Amended and Restated Security Agreement, dated as of September 26, 2008 (as amended and in effect from time to time, the “Security Agreement”); and

WHEREAS, the parties hereto wish to amend the Security Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Security Agreement shall have the same meanings herein as in the Security Agreement.

§2. Amendment to Section 13 of the Security Agreement. Section 13 of the Security Agreement is hereby amended by deleting §13 in its entirety and restating it as follows:

13. Rights and Remedies.

13.1. General. If a Default or an Event of Default shall have occurred and be continuing, the Operations Agent, without any other notice to or demand upon the Borrower (other than notices expressly provided for herein or in any other Loan Document), shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or any other relevant jurisdiction and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including the right to take possession of the Collateral, and for that purpose the Operations Agent may, so far as the Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Operations Agent may in its discretion require the Borrower to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Borrower’s principal office(s) or at such other locations as the Operations Agent may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Operations Agent shall give to the Borrower at least ten (10) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Borrower hereby acknowledges that ten (10) Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Borrower waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Operations Agent’s rights and remedies hereunder, including its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto. In addition, the Borrower hereby reaffirms all of the Operation Agent’s rights and remedies set forth in Section 3.03(b) of the Credit Agreement.

13.2. Assets with Custodian. Subject to the terms of this Agreement, it is hereby agreed that the Custodian shall act subject to the instructions of the Operations Agent and not subject to the instructions of the Borrower in respect of the Credit Agreement and this Agreement. It is also hereby agreed between the parties that each of the Operations Agent and the Custodian may, upon the occurrence and continuance of a Default or Event of Default, enforce all of the Agents’ and the Banks’ rights and remedies under this Agreement and the other Loan Documents and applicable law, including, without limitation, right of set-off with respect to the Obligations. At such time as all of the Obligations have been indefeasibly repaid in full in cash and all commitments under the Loan Documents have been terminated, the rights and obligations of the Custodian and the Borrower with respect to the assets of the Borrower shall be as set forth in the Master Custodian Agreement dated as of March 28, 2007 by and between the Borrower and the Custodian (the “Custody Agreement”). In addition, following the occurrence of an Event of Default, and the continuation thereof, the Borrower authorizes the Operations Agent and the Custodian to charge and/or set off against any deposit account or other account maintained with either the Operations Agent or the Custodian on behalf of the Borrower and, in the case of the Operations Agent, apply the proceeds thereof against repayment of any unpaid Obligations, or, in the case of the Custodian, remit the proceeds thereof to the Operations Agent to be applied against repayment of any unpaid Obligations. The Custodian is hereby directed by the Borrower, if an Event of Default has occurred and is continuing and no instruction has otherwise been given by the Operations Agent regarding the Collateral, to dispose of the Borrower’s assets as selected by the Investment Adviser to the extent necessary to repay all Obligations due to the Banks and the Agents from the Borrower. To the extent the Operations Agent has not otherwise taken action with respect to the Collateral, if the Investment Adviser does not select a sufficient amount of assets of the Borrower to repay all Obligations due to the Banks and the Agents from the Borrower within a reasonable time, the Custodian is hereby directed by the Borrower, upon the request of the Agents and upon two days prior written notice to the Borrower and the Investment Adviser, to dispose of the Borrower’s assets to the extent necessary to repay all Obligations due to the Banks and the Agents from the Borrower. The foregoing shall be deemed to be continuing and irrevocable “proper instructions” to the Custodian for all purposes under the Custody Agreement. The foregoing shall be in addition to any other rights or remedies the Banks, the Agents and the Custodian may have against the Borrower following the occurrence of an Event of Default hereunder and shall not in any way be construed to limit the generality of §13.1 hereof or otherwise in any manner limit the rights and remedies of the Banks or the Agents hereunder or under applicable law, including, without limitation, the Operations Agent’s rights as a secured creditor under the Uniform Commercial Code of the State. The Custodian accepts and agrees to honor and comply with the foregoing directions. Notwithstanding the foregoing, except as expressly provided for in §13.3 hereof, nothing in this Agreement shall affect the Custodian’s rights and remedies under the Custody Agreement.

13.3. Liens of Custodian. The parties hereto hereby acknowledge and agree that any fees, expenses or other amounts that may be owing to the Custodian from time to time pursuant to the terms of the Custody Agreement shall be secured by any lien, encumbrance and other rights that the Custodian may have under the Custody Agreement or applicable law; and the Custodian shall be entitled to exercise such rights and interests against the Collateral in accordance with the terms of the Custody Agreement. Notwithstanding the foregoing, the Custodian hereby agrees that such security interest in any of the Collateral, other than the security interest in the Collateral granted to secure amounts owing by the Borrower to the Custodian under the Custody Agreement in an amount equal to twenty percent (20%) of the Borrower’s net assets as of the relevant date of determination (such security interest being hereinafter referred to as the “Custodian Priority Lien”), is subordinate to the security interest of the Operations Agent for the benefit of the Agents and the Banks granted hereunder. The parties hereto hereby agree that the Custodian Priority Lien shall have priority in respect of the assets of the Borrower in an amount up to 20% of the net asset value of the Borrower as of the relevant date of determination, and at all other times, such Custodian Priority Lien is subordinate to the security interest of the Operations Agent for the benefit of the Agents and the Banks granted hereunder. As used herein, the “relevant date of determination” shall mean date that the Custodian exercises its rights and interest against the Collateral with respect to the Custodian Priority Lien as provided herein and in the Custody Agreement.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Security Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Security Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§4. Effectiveness. This Amendment shall be effective as of the date first written above receipt by the Agent of a duly executed and delivered Amendment, duly executed by each of the Borrower, the Custodian and the Operatings Agent.

§5. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement. The Security Agreement and this Amendment shall be read and construed as a single agreement. All references in the Security Agreement or any related agreement or instrument to the Security Agreement shall hereafter refer to the Security Agreement as amended hereby.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Security Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Security Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents, the Banks and the Custodian consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of its series Baron Partners Fund

By:	/S/ PATRICK M. PATALINO
Name:	Patrick M. Patalino
Title:	General Counsel

STATE STREET BANK AND TRUST COMPANY, as Operations Agent

By:	/S/ KAREN GALLAGER
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY, as Custodian

By:	/S/ MICHAEL F. ROGERS
Title:	Executive Vice President